EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2006 (April 2, 2007 as to Note 2 and March 17, 2008 as to the reclassification discussed under the revenue recognition caption in Note 3), relating to the financial statements and financial statement schedule of Thomas Properties Group, Inc. (the “Company”) for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment for the tax effect of the difference between the financial statement basis and the tax basis of the assets contributed upon the Company’s formation) and of our report dated March 15, 2006 (April 2, 2007 as to Note 8 and March 17, 2008 as to the reclassification discussed under the revenue recognition caption in Note 2 and as to Note 5), relating to the financial statements of TPG/CalSTRS, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the restated consolidated financial statements further described in Note 8 to the consolidated financial statements) appearing in the Annual Report on Form 10-K of Thomas Properties Group, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

July 3, 2008